                                                                   EXHIBIT 10.13

                              STRATEGIC AGREEMENT
                              FOR MICROLAPAROSCOPY

         This Strategic Agreement for Microlaparoscopy ("Agreement") is made as of the 1st day of January, 1997, by and between Valleylab, Inc., a Colorado corporation ("Valleylab"), and Medical Alliance, Inc., a Texas corporation ("MAI").

                                   BACKGROUND

         Valleylab is a developer, manufacturer and distributor of, among other things, electro-surgical systems and related surgical products. MAI is a provider of surgical and diagnostic equipment and related services to physicians for use in out-patient microlaparoscopy procedures (individually, a "Procedure" and collectively, the "Procedures"). Subject to the terms and conditions set forth below, Valleylab and MAI desire to enter into a strategic affiliation to promote the use of certain equipment owned by Valleylab as set forth on Exhibit A attached hereto (the "Equipment"), and certain services as set forth on Exhibit B attached hereto (the "Services"), for use by MAI in providing mobile surgical support services to physicians performing Procedures within certain geographical regions set forth on Exhibit C attached hereto (the "Districts").

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, and conditions set forth in this Agreement, and intending to be legally bound hereby, the parties to this Agreement agree as follows:

         1.      DEFINITIONS.

         For purposes of this Agreement, in addition to those terms defined in the recitals to and elsewhere in this Agreement, the following terms shall have the following meanings unless the context clearly otherwise requires:

                 (a) "Certificate" shall have the meaning ascribed thereto in Section 7 below.

                 (b) "Depreciated Asset Value" shall mean Valleylab's actual cost of an item of Equipment, net of depreciation; and shall be determined using the straight-line method over 36 months, with no residual value, in accordance with GAAP.

                 (c) "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis.

                 (d) "Person" shall mean any individual, sole proprietorship, joint venture, partnership, corporation, association, joint-stock company, unincorporated organization, cooperative, trust, estate, or any other entity of any kind or nature whatsoever.

                 (e) "Transfer Invoice Price" shall mean the published retail list price for a piece of Equipment as in effect as of the date the Equipment was placed in service by MAI. For current Equipment, the Transfer Invoice Price for each piece of such Equipment is set forth opposite each item of Equipment on Exhibit A.

2.       EQUIPMENT; SERVICES; EXCLUSIVITY; OPERATIONAL PHASES

         (a) Equipment; Services. Valleylab hereby agrees to provide to MAI, and MAI hereby agrees to accept from Valleylab, the Equipment, in the quantities set forth thereon and on the terms and conditions set forth herein. In addition, Valleylab hereby agrees to provide to MAI, throughout the Term (as defined below) technical, educational, instructional and other Services set forth on Exhibit B relating to the Equipment and the use of Equipment in the Procedures. Upon execution of this Agreement, Valleylab and MAI shall mutually agree upon when the Equipment shall be shipped and delivered. All Equipment delivered to MAI pursuant to this Section 2(a) shall be delivered F.O.B. MAI's facility. MAI agrees that during the Term, it shall provide Valleylab with calendar quarterly forecasts showing its rolling 12-month forecast for any needed additional equipment which the parties may agree to add to the Equipment in accordance with the provisions of Section 14(c) below.

         (b) Exclusivity. MAI agrees that it will obtain all of its microlaparoscopy equipment and instruments for providing mobile surgical support services in connection with Procedures performed within the Districts from Valleylab under the terms of this Agreement; provided however, that MAI may seek to obtain such equipment and instruments to the extent that Valleylab is unwilling or unable to amend the list of Equipment upon written request of MAI in order to reasonably meet the needs of MAI in providing such services. Valleylab agrees that it will not supply any of the items of Equipment or any other microlaparoscopy equipment and instruments to any Person (other than MAI) providing microlaparoscopic mobile surgical support services within the Districts.

         (c) Operational Phases. MAI agrees to begin offering the use of the Equipment and related support services for Procedures to be performed in the Districts according to the following timetable:

                 (i)    Beginning in February 1997, in three Districts;

                 (ii) Beginning in June 1997, in four additional Districts (for a cumulative total of seven Districts); and

                 (iii) Beginning in September 1997, in three additional Districts (for a cumulative total of ten Districts).

3.       TERM; TERMINATION

         (a) Term. Except as otherwise provided in (b) below or Section 13 below, the term of this Agreement (the "Term") shall commence as of January 1, 1997, and shall remain in effect for an initial term ending December 31, 1997, which term may be extended for one or more additional years by written agreement of the parties. Except if previously terminated pursuant to (b) below or Section 13 below, at least ninety (90) days before the end of the Term, either party may propose extending the Agreement for another year by giving the other party written notice of such desire, in which event the parties agree to negotiate toward such extension in good faith. Nothing in this Section 3(a) shall require the parties to mutually agree on any extension of the Term. In addition, except if previously terminated pursuant to
(b) below or Section 13 below, no later than October 1997, both parties will evaluate whether this Agreement meets their expectations and business needs, and if not, will attempt in good faith to revise the terms or propose new terms so that it better reflects the parties mutual objectives.

         (b)     Early Termination.

                 (i) Notwithstanding (a) above, subject to the provisions set forth below, either party may terminate this Agreement without cause at any time by giving the other party at least ninety (90) days prior written notice of such termination:

                          (A) In the event Valleylab desires to terminate this Agreement, MAI shall, at MAI's election, either (i) return to Valleylab all Equipment, with all costs associated with such return (including but not limited to freight, carriage and insurance) to be paid by Valleylab, or (ii) purchase and take title to all Equipment at a price equal to the Depreciated Asset Value thereof. MAI shall provide Valleylab written notice at least fifteen (15) days prior to the expiration of the above-referenced ninety (90) day period informing Valleylab of its election hereunder.

                          (B) In the event MAI desires to terminate this Agreement, Valleylab shall, at Valleylab's election, either
                 (i) obtain return of all Equipment, with all costs associated with such return (including but not limited to freight, carriage and insurance) to be paid by MAI, and payment by MAI to Valleylab of an amount equal to the difference between the Depreciated Asset Value of such Equipment and Valleylab's original cost thereof or (ii) require MAI hereunder to purchase and take title to the Equipment at the aggregate Transfer Invoice Prices for such Equipment. Valleylab shall provide MAI written notice at least fifteen (15) days prior to the expiration of the above-referenced ninety (90) day period informing MAI of its election hereunder.

                 (ii) In the event that Valleylab and MAI mutually agree to terminate this Agreement pursuant to this subsection (b), MAI shall either (a) return to Valleylab all (or any part) of the Equipment, with all costs associated with such return (including but not limited to freight, carriage and insurance) to be paid equally by Valleylab and MAI, or (b) purchase and take title to all (or, if some Equipment are returned to Valleylab pursuant to the preceding clause, the remainder) of the Equipment at a purchase price equal to the lessor of
         (1)1.6 times the aggregate Depreciated Asset Value of such purchased Equipment or (2) the aggregate Transfer Invoice Prices for such Equipment less twenty percent (20%) of such amount.

                 (iii) In the event that either party desires to terminate this Agreement upon the default by the other party pursuant to Section 13 below, the provisions of Section 13 shall apply.

         (c) Rights and Obligations Upon Termination. Upon the termination of this Agreement for any reason, any and all Fees due to Valleylab shall be immediately due and payable as of the date of such termination, and all other obligations of the parties incurred through the effective date of such termination will be fulfilled by the parties fully in accordance with the terms and conditions of this Agreement notwithstanding termination hereof.

4.       FEE; PAYMENT TERMS.

         (a) Fee. MAI agrees that for Valleylab's agreement to provide the Equipment and Services and its other obligations hereunder, MAI shall pay Valleylab a fee (the "Fee") equal to a percentage of the total amount collected by MAI for each Procedure in which the Equipment is used. The initial Fee shall be equal to fifteen percent (15%) of such total amount collected by MAI, which number shall be subject to review and, to the extent mutually agreed upon in writing by the parties, subject to adjustment, based upon good faith discussions of the parties to occur (i) every four months during the Term and
(ii) whenever it is proposed that the Equipment be used in new procedures or that changes be made to the equipment and instruments comprising the Equipment such that such usage or changes could reasonably be expected to have a material affect on the revenues attributable to the Equipment and Services. Such review and negotiations shall be based on the parties intent to maintain the relationship between the parties relative economic burden and return in connection with this Agreement, and shall be based on relevant information regarding MAI's operations and the Procedures, including without limitation, the number of Procedures in which the Equipment is used, the gross reimbursement rates to MAI for such Procedures, the aging of MAI's receivables relating to the Procedures and MAI's net realization rates thereon, the parties' relative costs and other relevant financial measures. The first scheduled review shall begin in May 1997. The Fee in effect at any given time, and from time to time, shall be set forth on Exhibit D attached hereto, as the same may be amended and signed by both parties from time to time by mutual written agreement of the parties.

         (b) Payment Terms. Fee payments shall be made within thirty (30) days of the close of each calendar month and shall cover collected fees through the last day of such month (i.e. the month immediately preceding the month when payment is due). If any scheduled date for payment shall be a Saturday, Sunday or legal holiday in Boulder, Colorado, or Dallas, Texas, payment shall be due on the next business day following the date when payment would otherwise be due.

         (c) Reports; Audits. MAI shall submit a report with each Fee payment setting forth with reasonable particularity (i) the number of Procedures performed during such month and the amount accrued by MAI as its expected receipts from such Procedures; (ii) the amount received by MAI during such month relating to Procedures (whether performed during such month or previously); (iii) the calculation of the Fee as a percentage of item (ii) above; and (iv) a reconciliation of any differences between the amounts set forth in (i) and (ii) above. Upon request by Valleylab, MAI shall allow Valleylab and its employees and advisors reasonable access to MAI's facilities no more than four (4) times per year, on a quarterly basis, during normal working hours and upon reasonable notice for the purpose of auditing the financial books and records of MAI relating to the utilization of the Equipment in order to enable Valleylab to verify the calculation and payment of the Fee in accordance with this Section.

         (d) Place of Payment. All payments required to Valleylab under this Agreement shall be made to Valleylab (or any successor of assignee of Valleylab pursuant to Section 14(a)) at the address provided in writing by Valleylab to MAI from time to time.

         (e) Third Party Arrangements. MAI shall be solely responsible for all arrangements, which arrangements shall comply with all applicable federal and state rules and regulations, with physicians and third party providers pursuant to which Procedures may be performed. MAI shall be solely responsible for billing and collection under such arrangements.

5.       PROCEDURES, MARKETING, RECORDKEEPING: OUTCOME INFORMATION AND STUDIES.

         (a) Procedures. MAI shall be responsible for defining each Procedure in terms of (i) the specific procedure to be performed by the physician and (ii) the equipment, services and other resources to be provided by MAI to the physician and others involved in the Procedure. Such definition shall include the procedural specifications, protocols, credentialing standards and clinical guidelines (collectively, "Standards") to be offered by MAI, or which MAI will require to be observed, in the course of any Procedure. The Standards shall be in conformity with all applicable laws and regulations and good clinical practice, and before being implemented shall be approved by MAI's Medical Director. MAI shall establish and maintain quality assurance systems for the Standards. MAI shall support its services relating to the Procedures with reasonable infrastructure and personnel, including technicians, sales personnel, sales and marketing, billing, collection, clinical business development and administrative support.

         (b) Marketing. MAI shall market and sell its services in connection with the Procedures with reasonable diligence and on reasonable business terms, within the Districts, and in any additional Districts to which this Agreement may become applicable. Except as otherwise provided herein, MAI shall be solely responsible for preparing any and all sales, marketing and promotional material relating to the Procedures. Such responsibility shall extend to the content, format, method of distribution, and the costs of preparing, producing and disseminating such materials. Upon written request of MAI, Valleylab will, at Valleylab's cost and expense, include in such promotional materials, materials relating to the Equipment or Services as reasonably requested by MAI. MAI agrees that it will develop training courses for physicians and other health care professionals relating to the Procedures and the Standards, and will schedule, promote, organize and sponsor such courses.

            (c)     Recordkeeping: Outcome Information and Studies.

                 (i) Recordkeeping. MAI will establish and maintain recordkeeping systems in accordance with applicable laws, regulations and other requirements for its business. Insofar as such recordkeeping systems relate to the Equipment and/or the Procedures in which it is used, Valleylab may suggest to MAI ways to refine or enhance such recordkeeping systems; it being within the sole discretion of MAI on whether or not to accept or implement such suggestions.

                 (ii) Outcome Information and Studies. Both parties shall have full and equal access and rights to use clinical and economic outcomes, utilization, conversion and related information arising from Procedures performed using the Equipment. In addition, if either party identifies an opportunity for the creation, collection or sponsorship of information relevant to microlaparoscopy but outside the scope of the foregoing (e.g. externally developed outcome studies), then it shall offer the other party the opportunity to participate in developing such information through financial sponsorship or other appropriate means as may be reasonable. If the other party declines such offer, then the originating party need not make available to the other party any information resulting from such opportunity. If both parties participate, they shall share rights in the resulting information as agreed to in writing by the parties.

         (d) Services and Marketing Plan and Budget. No later than February 28, 1997, the parties will develop a plan for marketing microlaparoscopy during the Term (the "Plan") and a budget (the "Budget") for their respective contributions of resources to implement the Plan. Such Plan and Budget shall be subject to review and adjustment, if agreed, pursuant to the process specified in Section 4(a) above.

6.       TAXES: INDEMNITY.

         (a) Taxes Assessments. Each party shall pay, promptly when due, all license fees and assessments, and all sales, use, property, excise and other taxes or charges (including any interest and penalties), now or hereafter imposed by any governmental body or agency upon such party as relates to the ownership and operation of the Equipment and the rights and obligations of the parties hereunder. If MAI purchases any Equipment, and sales tax is due thereon, MAI agrees to pay such sales tax. MAI also agrees to prepare and file promptly with the appropriate offices any and all tax and other similar returns required to be filed with respect thereto (sending copies thereof to Valleylab) or, if requested by Valleylab, notify Valleylab of such requirement and furnish Valleylab with all information required by Valleylab so that it may effect such filing.

                 (b) Indemnification by MAI. MAI agrees to and shall indemnify and save Valleylab, its affiliates, directors, officers, employees, agents, successors and assigns harmless from and against, and to defend them against, any and all liabilities, damages, losses and expenses (including reasonable attorney's fees and expenses of litigation), incurred by or imposed upon them or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any reckless or negligent act or willful misconduct of MAI or any of its employees or agents.

                 (c) Indemnification by Valleylab. Valleylab agrees to and shall indemnify and save MAI, its affiliates, directors, officers, employees, agents, successors and assigns harmless from and against, and to defend them against, and any and all liabilities, damages, losses and expenses (including reasonable attorney's fees and expenses of litigation), incurred by or imposed upon them or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any reckless or negligent act or willful misconduct of Valleylab or any of its employees or agents; provided, however, that this indemnification shall not apply to any liability, damage, loss or expense which arises out of an illness or injury attributable to the reckless or negligent acts or willful misconduct of MAI, its employees or agents. Notwithstanding anything stated herein to the contrary, Valleylab shall not have any liability under this subsection if (1) MAI failed to properly inspect and test any Equipment prior to such Procedure or (2) MAI failed to give Valleylab prompt written notice of the need for maintenance of Equipment in accordance with Section 10(d) below, and such maintenance would have prevented such illness or injury.

                 (d) Indemnification Notice; Survival. Any party seeking indemnification pursuant to this Section 6 shall promptly notify the other party of any claim or suit for which indemnification is being sought and shall fully cooperate with the indemnifying party in handling any such claim. The obligations and rights of the parties contained in this Section 6 shall survive the termination of this Agreement.

         7. ACCEPTANCE. Promptly after delivery of the Equipment to MAI, and in any event within fourteen (14) days of receipt thereof, MAI shall inspect the Equipment and (a) if fully satisfied therewith, execute and deliver to Valleylab a "Certificate of Acceptance", the form of which is attached hereto as Exhibit E (the "Certificate") or (b) notify Valleylab in writing of the unacceptability of any Equipment, setting forth with reasonable particularity the reasons for such unacceptability. No claim for any defect then existing and discoverable upon inspection shall be allowed unless made in writing to Valleylab within the above fourteen (14) day period. Any notification that any item of Equipment is unacceptable shall not be construed to mean that any other item of Equipment is unacceptable, unless Valleylab is so notified in writing. On every Certificate, Valleylab shall reference (1) the asset value initially attributable to the subject Equipment, (2) the "Transfer Invoice Price" and (3) the best available identification information (serial number, if possible) of the subject Equipment.

8.       TREATMENT OF EQUIPMENT AND INSURANCE: RISK OF LOSS.

         (a) Treatment of Equipment; Insurance. MAI shall clean, sterilize, maintain and calibrate each item of Equipment according to the requirements or recommendations of its maker and any additional requirements reasonably imposed by Valleylab, which requirements shall be furnished in writing to MAI prior to delivery of the Equipment. MAI shall treat the Equipment in the same way it treats its own equipment for purposes of insurance, physical security, and asset or inventory control.

         (b) Risk of Loss. Except as otherwise provided herein, the Equipment, until returned to Valleylab, shall be held at all times at the sole risk of MAI for injury, damage (including damage to third parties and their property), loss, destruction, theft, expropriation or requisition (as to either title or use). If any Equipment is destroyed, lost, stolen, damaged beyond repair, or permanently rendered unfit for normal use for any reason whatsoever, MAI shall promptly notify Valleylab in writing and in such notice shall state which item(s) of Equipment require(s) replacement and the reasons therefor. Valleylab shall supply MAI the replacement Equipment, F.O.B. Valleylab's facility, at a price equal to Valleylab's actual cost therefor (determined immediately prior to such occurrence and otherwise in accordance with Valleylab's normal accounting procedures) plus an additional ten percent (10%) of such cost, which amounts MAI shall pay Valleylab upon invoice thereof. Upon such replacement, however, Valleylab shall continue to supply the subject Equipment at the scheduled Fee in effect at the time of the event necessitating the replacement.

9.       TITLE.

         (a) Title. Unless MAI purchases any Equipment from Valleylab pursuant to Section 3(b) above or otherwise pursuant to the terms of this Agreement, (i) the ownership of the Equipment is and at all times shall remain in Valleylab, (ii) the Equipment are and shall remain personal property and shall not be attached to or become part of any realty, and (iii) MAI will not sell, secrete, mortgage, assign, transfer, lease, sublet, loan, part with possession of, or encumber the Equipment or permit any liens or charges to become effective thereon or permit or attempt to do any of the acts aforesaid, except that MAI may transport and set up such Equipment in physicians' offices, hospitals and clinics for the purpose of allowing physicians to utilize the Equipment for Procedures, demonstrations and training. MAI agrees, at MAI's own expense, to take such action as may be necessary (1) to remove any such encumbrance, lien or charge, and (2) to prevent any third party from acquiring any other interest in any Equipment (including, without limitation, by reason of such Equipment being deemed to be a fixture or a part of any realty).

         (b) Ownership Logo. MAI acknowledges that Valleylab may, at Valleylab's expense, affix and maintain on the Equipment a plate indicating Valleylab's ownership thereof for the purpose of, among other things, noticing MAI's creditors.

10.      LIMITED WARRANTY; LIMITATION OF REMEDIES; MAINTENANCE.

         (a) Limited Warranty. Valleylab makes no warranty, express or implied, with respect to the Equipment except as set forth in this Section 10. Valleylab warrants from the date of any Certificate, according to specific product warranties and time limitations as contained in the applicable users' manual, that the subject Equipment shall be free from defects in material and workmanship when properly maintained, handled and used for the intended purpose. This warranty applies only to MAI and its assigns. The above warranty covers only Warranty Equipment (as defined below) and, for such equipment, excludes Non-Warranty Events (as defined below). "Warranty Equipment" means each item of Equipment except (i) any item of Equipment which is not made by Valleylab (as to which, any warranty will be governed by Section 10(e) (iii) below) and (ii) any item of Equipment designated as an "Instrument" on Exhibit
A. A "Non-Warranty Event" means any damage caused by any of the following: (1) use or installation other than in strict accordance with the manufacturer's written instructions; (2) disassembly or repair by an unauthorized person; (3) misuse, misapplication or abuse; (4) alteration; (5) lack of reasonable care; or (6) wind, ice, snow, rain, lightning or other weather conditions or acts of God. If a Non-Warranty Event occurs to any item of Warranty Equipment, the warranty in this Section 10(a) shall no longer apply to such item of Equipment unless and until MAI, in Valleylab's reasonable judgment, has satisfactorily repaired such damage. If MAI does so before the expiration of the original warranty term for such item of Equipment, such original warranty shall be reinstated for the balance of such term.

         (b) Disclaimer of Implied Warranties. OTHER THAN THE WARRANTIES SET FORTH ABOVE, VALLEYLAB MAKES NO OTHER WARRANTIES OR REPRESENTATIONS OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR AS TO ANY OTHER MATTER. THE EXPRESS WARRANTIES CONTAINED HEREIN SUPERSEDE ANY AND ALL ORAL OR WRITTEN WARRANTIES OR REPRESENTATIONS MADE OR IMPLIED BY VALLEYLAB OR ANY OF VALLEYLAB'S EMPLOYEES OR REPRESENTATIVES OR IN ANY OF VALLEYLAB'S BROCHURES, MANUALS, CATALOGUES, LITERATURE OR OTHER MATERIALS.

         (c) Limitation of Remedy. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AND EXCEPT FOR ACTIONS INSTITUTED BY THIRD PERSONS AGAINST MAI, MAI'S SOLE AND EXCLUSIVE REMEDY AND VALLEYLAB'S SOLE OBLIGATION FOR ANY BREACH OF THE EXPRESS WARRANTIES CONTAINED HEREIN SHALL BE LIMITED TO THE REPAIR OR REPLACEMENT OF THE DEFECTIVE EQUIPMENT, AS VALLEYLAB IN ITS SOLE DISCRETION SHALL DETERMINE (WITH A NEW OR FACTORY RECONDITIONED PRODUCT, AS VALLEYLAB MAY DETERMINE). VALLEYLAB RESERVES THE RIGHT TO MAKE AN EXAMINATION AND MAKE THE NECESSARY REPAIR OR REPLACEMENT IN ITS OWN FACTORY, AT ANY AUTHORIZED REPAIR STATION, OR AT MAI'S PLACE OF BUSINESS. TO OBTAIN SERVICE UNDER

THIS WARRANTY, MAI MUST FOLLOW ALL APPLICABLE PROCEDURES FOR RETURN OF EQUIPMENT AS SET FORTH HEREIN. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT AND EXCEPT WITH RESPECT TO ACTIONS INSTITUTED BY THIRD PERSONS, VALLEYLAB SHALL IN NO EVENT AND UNDER NO CIRCUMSTANCES BE LIABLE OR RESPONSIBLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, DIRECT OR SPECIAL DAMAGES BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, OR OTHERWISE OR ANY OTHER LEGAL THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE SALE, USE, OR FAILURE OF ANY EQUIPMENT (INCLUDING BUT NOT LIMITED TO LOSS OF INCOME, LOSS OF TIME, LOSS OF SALES, OR INJURY TO PERSONAL PROPERTY).

         (d) Maintenance. During the Term, provided that (1) the Equipment is not being subject to misuse, mishandling or modification and are being used for their intended purpose according to applicable instructions pursuant to this Agreement, and (2) MAI provides Valleylab with notice of the need for maintenance of any Equipment within two (2) business days after the occurrence of any malfunction, Valleylab shall at its own cost and expense, including shipping (i) maintain the Equipment in good working order and condition and
(ii) at Valleylab's sole election, repair or replace any component or components of any Equipment that may require repair or replacement from time to time to the extent necessary to maintain, preserve and keep the Equipment in good working order and condition. In order to satisfy its maintenance obligations hereunder, Valleylab must either (i) perform maintenance with respect to any Equipment in need of repair or (ii) provide MAI temporarily with adequate loaner equipment within seventy-two (72) hours after Valleylab has received notice that maintenance is required. If, however, MAI discovers that any Equipment requires repair or replacement due to breakage which occurs as a result of misuse, mishandling or modification, MAI shall promptly notify Valleylab in writing of such occurrence (before any return of any Equipment to Valleylab for repair or replacement), and MAI shall be fully responsible for the repair or replacement of such Equipment, at MAI's sole cost and expense, as provided in subsection (e) below. Notwithstanding anything stated in this
Section 10(d) to the contrary, Valleylab shall not be responsible for maintaining any Equipment once it is acquired by MAI pursuant to this Agreement, and the time period applicable to the warranty set forth in subsection (a) above shall be deemed to have commenced as of the date the Certificate for such Equipment was executed by MAI.

         (e) Repairs/Replacements Not Covered by Valleylab's Warranty or Maintenance Obligations.

                 (i) If any Equipment requires repair that is not covered by Valleylab's warranty or maintenance obligations as set forth in this Section 10, MAI shall have the option of either (a) engaging Valleylab to repair the Equipment at a charge equal to Valleylab's cost of parts (determined immediately prior to the repair and otherwise in accordance with Valleylab's normal accounting procedures) plus $100 per hour for labor, which amounts MAI shall pay Valleylab within thirty (30) days after invoice by Valleylab or (b) engaging a qualified third party to repair the item at MAI's sole cost and expense; provided, however, that if Valleylab's prior written authorization as to such third party's engagement is not obtained (which authorization shall not be unreasonably withheld), Valleylab shall have no obligation to continue to maintain the Equipment requiring repair, as otherwise would be required by this Section 10(e). Before returning any Equipment to Valleylab for repair or engaging the third party to conduct the repair, as the case may be, MAI shall give prior written notice of such election to Valleylab. Upon such repair, however, Valleylab shall continue to supply the subject Equipment at the scheduled Fee rate in effect at the time of the event necessitating the repair.

                 (ii) If any Equipment requires replacement that is not covered by Valleylab's warranty or maintenance obligations as set forth in this Section 10, Valleylab shall supply MAI the replacement Equipment, F.O.B. Valleylab's facility, at a charge equal to Valleylab's actual cost therefor (determined immediately prior to such occurrence and otherwise in accordance with Valleylab's normal accounting procedures) plus an additional ten percent (10%) of such cost, which amounts MAI shall pay Valleylab within thirty (30) days after invoice by Valleylab. Upon such replacement, however, Valleylab shall continue to supply the subject Equipment at the scheduled Fee rate in effect at the time of the event necessitating the replacement.

                 (iii) Valleylab may, from time to time and at its option, obtain items of Equipment to be provided to MAI under this Agreement from third parties. Valleylab shall have no warranty obligation to MAI respecting such items of Equipment, but shall use reasonable efforts to provide MAI with the benefit of any warranties offered by the maker of such items of equipment. However, Valleylab shall maintain and repair/replace all such Equipment according to this Section 10.

                 (iv) In returning any item of Equipment, whether or not under warranty and whether or not for repair, inspection, calibration, replacement or other action, MAI shall follow Valleylab's established procedures governing such return, including without limitation, procedures governing the issuance of return authorization numbers, the address to which such item is to be shipped, and the manner in which it is to be decontaminated and/or cleaned, packed, shipped and insured provided that Valleylab has adequately notified MAI of such procedures.

         11. ACCESSIONS; INSPECTION; ALTERATIONS. All replacements or substitutions of parts, of or in any of the Equipment, shall constitute accessions thereto and shall become part of the Equipment owned by Valleylab; provided, however, that MAI may add components to the Equipment if such act would not cause material damage (as defined below) to the Equipment during use (which additions shall not void the warranties provided herein). Any components added by MAI to the Equipment shall remain the property of MAI and may be removed by MAI upon the termination of this Agreement if (a) MAI removes such components, at MAI's sole cost and expense, at the end of the applicable Term and (b) such removal can be effected without causing material damage (as defined below) to the Equipment. The term "material damage" as used in the preceding sentence shall mean damage the nature of which has a measurable effect on the economic value or resaleability of the Equipment in question. Upon reasonable notice from Valleylab and during regular business hours, MAI will permit Valleylab to have access to MAI records relating to the maintenance of the Equipment for the purpose of inspection and examination.

         12. USE OF EQUIPMENT; COMPLIANCE WITH LAWS AND REGULATORY STANDARDS. MAI shall be entitled to the right to exclusive possession and control of the Equipment and the use thereof during the Term so long as Valleylab has not exercised any rights to regain possession and control of the Equipment as provided herein. Both parties shall comply with all present and future applicable federal, state and local laws, regulations and ordinances applicable to the physical possession, operation, condition, use and maintenance of the Equipment, including but not limited to any and all applicable regulations of the Joint Commission on Accreditation of Hospitals
(JCAH) (including but not limited to regulations applicable to the maintenance of medical equipment). MAI agrees to obtain all permits and licenses necessary for the operation of the Equipment, and to establish and maintain all third party payor and reimbursement contract standards. MAI will establish and maintain required reporting programs respecting the Equipment, and will timely provide Valleylab with all information necessary or reasonably requested by Valleylab to permit Valleylab to meet its regulatory obligations and quality assurance requirements.

         13.     EVENTS OF DEFAULT; REMEDIES; EXPENSES.

                 (a)      Default by MAI. In the event that:

                          (i) MAI shall default in the payment of any installment of any Fee or other sum payable hereunder when due, and such default is not cured within thirty (30) days after written notice from Valleylab to MAI;

                          (ii) MAI shall default in the observance or performance of any other material covenant or agreement in this Agreement, and such default shall continue for a period of thirty (30) days (unless another period is specified herein) after written notice from Valleylab to MAI;

                          (iii) MAI shall dissolve or become insolvent (however
                 evidenced) or bankrupt, commit any act of bankruptcy, make an assignment for the benefit of creditors, suspend the transaction of its usual business or consent to the appointment of a trustee or receiver, or a trustee or a receiver shall be appointed for MAI or for a substantial part of its property, or bankruptcy, reorganization, insolvency, or similar proceedings shall be instituted by or against MAI; or

                          (iv) an order, judgment, or decree shall be entered
                 against MAI by a court of competent jurisdiction and such order, judgment or decree shall continue unpaid or unsatisfied and in effect for any period of sixty (60) consecutive days without a stay of execution, or any execution or writ of process shall be issued in connection with any action or proceeding against MAI or its property whereby the Equipment or any substantial part of MAI's property may be taken or restrained:

         then, and in any such event, Valleylab may, by written notice ("Valleylab Termination Notice") to MAI (to the extent legally permitted to do so), do the following:

                                  (I)      at Valleylab's option, immediately
                          terminate this Agreement (in whole as to all Equipment or in part as to only a portion of the Equipment), and MAI's rights hereunder with respect thereto, in which event Valleylab shall (unless prohibited by applicable law or court order), at Valleylab's election, either (i) obtain return of all Equipment, with all costs associated with such return (including but not limited to freight, carriage and insurance) to be paid by MAI, and receive from MAI, immediately upon demand, payment for the Equipment at a price equal to difference between the Depreciated Asset Value of such Equipment and Valleylab's original cost thereof or (ii) require MAI to purchase and take title to the Equipment at the aggregate Transfer Invoice Prices for such Equipment.
                          Valleylab shall inform MAI of its election hereunder in the Valleylab Termination Notice, and MAI shall have fifteen (15) business days within which to perform pursuant to such election; and

                                  (II)     declare immediately due and payable
                          all Fees and other sums due and payable up and until the date of determination;

                 provided, however, that if MAI does not comply with the provisions of Subsections 13(a)(I) and (II) above, Valleylab may (to the extent legally permitted to do so) do the following:

                                  (1)      proceed by appropriate court action
                          or actions either at law or in equity, to enforce performance by MAI of the applicable covenants of this Agreement or to recover damages for the breach thereof; and/or

                                  (2)      without necessity of process or
                          other legal action, enter onto the premises of MAI or such other premises as the Equipment may then be located and take possession of the Equipment.

         (b) Cumulative Valleylab Remedies. In addition, MAI shall continue to be liable for all indemnities and all reasonable legal fees and other costs and expenses resulting from the foregoing defaults or the exercise and enforcement of Valleylab's remedies hereunder, including placing any Equipment in good working order and condition. No remedy referred to in subsection (a) above is intended to be exclusive but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Valleylab at law or in Equity.

         (c)     Default by Valleylab. In the event that:

                 (i) Valleylab shall default in the observance or performance of a material covenant or agreement in this Agreement and such default shall continue for a period of thirty (30) days (unless another period is specified herein) after written notice from MAI to Valleylab;

                 (ii) Valleylab shall dissolve or become insolvent (however evidenced) or bankrupt, commit any act of bankruptcy, make an assignment for the benefit of creditors, suspend the transaction of its usual business or consent to the appointment of a trustee or receiver, or a trustee or a receiver shall be appointed for Valleylab or for a substantial part of its property, or bankruptcy, reorganization, insolvency, or similar proceedings shall be instituted by or against Valleylab; or

                 (iii) an order, judgment, or decree shall be entered against Valleylab by a court of competent jurisdiction and such order, judgment or decree shall continue unpaid or unsatisfied and in effect for any period of sixty (60) consecutive days without a stay of execution, or any execution or writ of process shall be issued in connection with any action or proceeding against Valleylab or its property whereby the Equipment or any substantial part of Valleylab's property may be taken or restrained;

then, and in any such event, MAI may, by written notice ("MAI Termination Notice") to Valleylab (to the extent legally permitted to do so), at MAI's option, immediately terminate this Agreement (in whole as to all Equipment or in part as to only a portion of the Equipment), and Valleylab's rights hereunder with respect thereto, in which event MAI shall (unless prohibited by applicable law or court order), at MAI's election, either (i) return to Valleylab the Equipment, with all costs associated with such return (including but not limited to freight, carriage and insurance) to be paid by Valleylab, or
(ii) purchase and take title to the Equipment at a price equal to the Depreciated Asset Value thereof. MAI shall inform Valleylab of its election hereunder in the MAI Termination Notice, and Valleylab shall have fifteen (15) business days within which to perform pursuant to such election. If Valleylab does not comply with the provisions of this Subsection 13(c), MAI may (to the extent legally permitted to do so) proceed by appropriate court action or actions either at law or in equity, to enforce performance by Valleylab of the applicable covenants of this Agreement or to recover damages for the breach thereof.

         (d) Cumulative MAI Remedies. In addition, Valleylab shall continue to be liable for all indemnities and all reasonable legal fees and other costs and expenses resulting from the foregoing defaults or the exercise and enforcement of MAI's remedies hereunder. No remedy referred to in subsection
(c) above is intended to be exclusive but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to MAI at law or in equity.

14.      MISCELLANEOUS

         (a) Assignment. MAI shall not assign (including by operation of law) this Agreement or any interest herein, or sublease any Equipment, or part with possession of any Equipment, without the prior written consent of Valleylab, which consent shall not be unreasonably withheld. Valleylab shall not assign (including by operation of law) this Agreement or any interest herein without the prior written consent of MAI. Any permitted assignee shall have all the rights, powers, privileges, and remedies of the assigning party hereunder.

         (b) Return of Equipment. If at any time pursuant to the provisions of this Agreement, MAI is required or elects to return any Equipment or item thereof to Valleylab (whether for return, replacement or repair), MAI shall crate the Equipment to Valleylab in a proper manner, adequately protected for shipment. Unless Equipment is being returned to Valleylab specifically for repair or replacement purposes, the Equipment shall be in good operating condition.

         (c) Amendments: New Procedures and Technology; Entire Agreement. This Agreement may not be altered, amended, changed, or terminated without a written agreement signed by authorized officers of Valleylab and MAI. Without in any way limiting the generality of the foregoing, the parties may, from time to time, amend the items or quantities of the Equipment, the Services, the Limited Life Components, the geographic regions included in the Districts, or the Fee, in each case as will be more fully set forth on one or more additions to the Exhibits attached hereto, to be signed by both parties from time to time during the Term, all upon the terms and conditions set forth herein, such signed addition to constitute a valid amendment to such Exhibits. Valleylab may substitute, for any item of the Equipment, equivalent equipment and instruments in support of the Procedures and any proposed new procedures, subject to MAI's written approval, which approval shall not be unreasonably withheld. Valleylab may propose to MAI that the Procedures be modified to include new microlaparoscopy procedures and technology in MAI's arrangements with physicians and/or third party providers. This Agreement and the Exhibits represent the entire agreement between Valleylab and MAI with respect to the subject matter hereof, and supersedes any and all existing and prior agreements between the parties with respect thereto.

         (d) Notices. Any notice required to be given hereunder by either party shall be in writing and may be given by hand delivery, by delivery to a nationally recognized overnight courier, or by sending the same by facsimile or telex or by registered air mail, postage prepaid, addressed to the other at the respective numbers, places or addresses set forth below, or to such other facsimile number, telex number, address, place or places as the parties, or either of them from time to time may designate in writing. All such notices, demands and communications shall be deemed to have been duly given or made: (1) on the date delivered if hand delivered; or (2) five days after the date deposited via U.S. mail if mailed certified mail, return receipt requested; or
(3) two days after the date deposited via overnight courier, charges prepaid; or (4) on the date sent if sent by telex or facsimile transmission provided that (i) in the case of a telex transmission, the receipt of the telex is confirmed by way of the callback signal; (ii) in the case of a facsimile transmission, receipt of confirmation from the facsimile transmitter at the conclusion of the transmission of complete and uninterrupted transmission of the facsimile, on the day of transmission at the place where the recipient is located except when it is transmitted after 5:00 p.m. Pennsylvania time at that place, then on the next business day. All notices shall be sent to the following addresses:

         If to Valleylab: Valleylab, Inc.
                          5920 Longbow Drive
                          Boulder, Colorado 80301
                          Attention: John V. Scibelli, Ph.D., President Telecopier No.: (303) 581-6632

         with a copy to:  Valleylab, Inc.
                          5920 Longbow Drive
                          Boulder, Colorado 80301
                          Attention: Division Counsel
                          Telecopier No.: (303) 581-6632

         If to MAI:       Medical Alliance, Inc.
                          2445 Gateway Drive
                          Suite 150
                          Dallas, Texas 75069
                          Attention: Paul Herchman, President
                          Telecopier No.: (972) 580-8680

         with a copy to:  Jackson & Walker, L.L.P.
                          901 Main Street
                          Suite 6000
                          Dallas, Texas 75202
                          Attention: Richard F. Dahlson
                          Telecopier No.: (972) 953-6187

         (e) Non-Waiver. No failure by either part to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by either party of any right hereunder preclude any other further exercise thereof or the exercise of any other right.

         (f) Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         (g) Binding Arbitration. If good faith negotiations between the parties do not resolve any claim, dispute or other matter arising out of or relating to this Agreement or the alleged breach hereof within thirty (30) days after notice of such claim, dispute or other matter is provided to the other party (the "Claim Notice"), such claim, dispute or other matter shall be settled by arbitration in accordance with the Commercial Arbitration

Rules of the American Arbitration Association, by one arbitrator, who shall be an attorney, selected by mutual agreement of the parties or, if the parties are unable to agree upon an arbitrator, then an arbitrator selected by the American Arbitration Association in accordance with its rules (the "Arbitrator"). The Arbitrator shall be authorized to retain experts and the costs therefor and of such arbitration shall be paid as directed by the Arbitrator. The parties agree that all matters of fact and law shall be decided exclusively by the Arbitrator, and the Arbitrator shall not have the power to refer to any applicable court any issues for determination by such court. The parties irrevocably agree that the arbitration shall be held in the jurisdiction of the party delivering the Claim Notice. The Arbitrator shall be obliged to render an award (the "Award") within thirty (30) days of his or her appointment, which Award shall be final and binding on the parties hereto. Each party hereto expressly waives the right to appeal the Award to the extent permitted by applicable law and agrees that judgment upon the Award rendered in any such arbitration may be made to such court for a judicial acceptance of any such award made in any such arbitration, or any order of enforcement made therein as the case may be. Service of process, notices and demands of such arbitration, and any other notices or other communications required or permitted under this Section, shall be given in accordance with Section 14(d) hereof. Under no circumstances shall the Arbitrator have the power to award punitive or similar damages to any party hereto.

         (h) Severability. If any term or other provision of this Agreement is invalid, illegal, or unenforceable by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not substantially affected.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to choice of law principles.

         (j) Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of Valleylab and MAI and their respective legal representatives, successors, and permitted assigns.

         (k) Further Assurance. Each party shall promptly execute and deliver to the other party such further documents and take such further action as such party may request in order to more effectively carry out the intent and purpose hereof and to fully protect such party's interests hereunder in accordance with the Uniform Commercial Code or other applicable law, including without limitation, the filing of financing and continuation statements, whether for informational purposes or otherwise.

         (l) Definition of "Agreement". "Agreement," as used herein, shall be deemed to refer to this Agreement and any and all Exhibits now or hereafter executed pursuant hereto.

         (m) Force Majeure. Neither MAI nor Valleylab shall be penalized under any non-performance standards contained in this Agreement by reason, directly or indirectly, from fire, explosion, strike, freight embargo, Act of God, or of the public enemy, war, civil disturbances, quarantine, or epidemic. MAI and Valleylab agree, however, to use their best efforts to remedy such mishaps and restore normal business activities within a reasonable period of time.

         (n) No Agency Created. This Agreement shall not constitute either party an affiliate, joint venturer, partner, agent, employee or representative of the other for any purpose.

         (o) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, Valleylab and MAI have caused this Agreement to be duly executed and is effective as of the date and year first above written.

                                        VALLEYLAB, INC.

                                        By:/s/ JOHN V. SCIBOLLI
                                           ----------------------
                                        Name: John V. Scibolli
                                             --------------------
                                        Title:   President
                                              -------------------

                                        MEDICAL ALLIANCE, INC.

                                        By:/s/ PAUL HERCHMAN
                                           ----------------------
                                        Name:   Paul Herchman
                                              -------------------
                                        Title:  President/CEO
                                              -------------------